Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-135117 and 333-148315) of VeraSun Energy Corporation of our reports dated March 14, 2008 relating to our audits of US BioEnergy Corporation’s consolidated financial statements and internal control over financial reporting, included in this Current Report on Form 8-K/A.

Sioux Falls, South Dakota

April 10, 2008